Exhibit 99
Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283

AMSURG’S REPORTS NET EARNINGS FROM CONTINUING OPERATIONS OF $0.51

PER DILUTED SHARE FOR

SECOND-QUARTER 2012

———————————

SAME-CENTER REVENUES INCREASE 3%

———————————

AFFIRMS ESTABLISHED FINANCIAL GUIDANCE FOR 2012

NASHVILLE, Tenn. ─ (July 24, 2012) ─ Christopher A. Holden, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced financial results for the second quarter ended June 30, 2012.  Revenues for the quarter were $231.6 million, a 23% increase from $187.5 million for the second quarter of 2011. Net earnings from continuing operations attributable to AmSurg common shareholders increased to $16.2 million, or $0.51 per diluted share, for the second quarter of 2012 from $12.7 million, or $0.40 per diluted share, for the second quarter of 2011, which included acquisition transaction costs of $0.02 per diluted share. Excluding these costs from the prior year, net earnings from continuing operations per diluted share attributable to AmSurg common shareholders increased 21% to $0.51 for the latest quarter from $0.42 for the second quarter last year.

            Revenues for the first six months of 2012 increased 26% to $461.8 million from $365.2 million for the same period in 2011.  Net earnings from continuing operations attributable to AmSurg common shareholders increased to $31.9 million, or $1.01 per diluted share, for the first six months of 2012 from $24.3 million, or $0.78 per diluted share, for the first half of 2011, which included acquisition transaction costs of $0.02 per diluted share.  Excluding these costs from the prior year, net earnings from continuing operations per diluted share attributable to AmSurg common shareholders increased 26% to $1.01 for the first half of 2012 from $0.80 for the comparable 2011 period.

            Mr. Holden remarked, “AmSurg’s second-quarter results represent the third consecutive quarter in which our revenues have grown in excess of 20% on a comparable-quarter basis.  For the latest quarter, this growth was driven by a 3% increase in same-center revenue, as well as an expansion in the number of centers in operation to 228 at the quarter’s end from 206 centers at the end of the second quarter last year.  Our centers produced a 14% increase in procedures for the latest quarter compared with the second quarter last year, and revenue per procedure increased 8%, consistent with the growth in multi-specialty centers as a percentage of our center mix since the second quarter last year.

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AMSG Reports Second-Quarter Results

July 24, 2012

            “During the second quarter, we completed the scheduled opening of one de novo center. We also had seven centers under letter of intent at the end of the quarter.  We primarily applied our free cash flow for the quarter to net repayments of long-term debt of $27.9 million, which contributed to an improvement in our ratio of total debt to trailing 12 months EBITDA as calculated under our credit agreement to 2.6 compared with 2.8 and 2.9 at March 31, 2012 and December 31, 2011, respectively.

            “Net cash flows from operating activities increased 21% for the second quarter of 2012 to $74.5 million from $61.7 million for the second quarter of 2011.  Excluding distributions to noncontrolling interests, net cash flows from operations grew 17% to $30.7 million from $26.2 million.  Excluding distributions to noncontrolling interests, our cash flow was 1.9 times net earnings from continuing operations attributable to AmSurg common shareholders.

            “In late June, we amended our credit agreements, which increased availability under our revolving credit agreement by $25 million to $475 million, reduced the interest rate on the outstanding borrowings under the agreement and extended its term through June 2017.  At the end of the second quarter, our availability under our revolving credit facility was $159 million, and we had cash and cash equivalents of $37.6 million.  With expectations for continued substantial cash flow during 2012, we believe we are well positioned to fund our planned growth for the year.

            “Based on our performance through the first half of 2012 and our outlook for the remainder of the year, we today affirm our established financial guidance for 2012, while increasing the lower end of the expected range of same-center revenue growth for the year.  We also establish our guidance for the third quarter of 2012, which reflects our more typical seasonality, as well as one less operating day than the second quarter of 2012 and the third quarter last year, as follows:

•         Revenues in a range of $905 million to $925 million for 2012.

•         Same-center revenue increase of 2% to 3% for 2012, up from the prior range of 1% to 3%.

•         Center acquisitions for 2012 that generate annualized operating income in a range of $25 million to $29 million, including approximately $2 million from centers acquired in the first half of 2012.

•         Net cash flow provided by operating activities, less distributions to noncontrolling interests, in a range of $115 million to $120 million for 2012.

•         Net earnings from continuing operations per diluted share attributable to common shareholders for 2012 in a range of $1.97 to $2.01.

•         Net earnings from continuing operations per diluted share attributable to common shareholders for the third quarter of 2012 in a range of $0.47 to $0.49.”

            Mr. Holden concluded, “We are pleased with the improved operating environment evidenced by two consecutive quarters of at least 3% same-center revenue growth, compared with 1% for the first two quarters last year.  While not discounting the potential impact of

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AMSG Reports Second-Quarter Results

July 24, 2012

uncertain economic conditions and high unemployment, our second-quarter results support our confidence in meeting our guidance of revenue and earnings growth in the mid to high teens for 2012.

            “Beyond 2012, we expect AmSurg’s unique positioning in the free-standing ASC industry to support sustained growth.  In operating the largest number of centers in the country, we are playing a significant role in expanding access to lower cost, high quality healthcare at a time when demand for such access from patients, payers and physicians is expected to steadily grow for the foreseeable future.  In addition to organic growth, we have an unequaled record of expanding our center base through acquisition in an industry that remains highly fragmented.  As the only public company focused on ambulatory care, we believe our access to capital represents a competitive advantage in implementing our center acquisition strategy, in addition to our strong cash flows and financial position.  We further believe that we have built a market-leading position as the physician partner of choice due to our fundamental commitment to differentiating AmSurg through a physician-centric culture.  As a result of our competitive strengths in an industry experiencing favorable long-term growth trends, we are confident of our prospects for producing long-term growth in earnings and shareholder value.”

          The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg’s achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.

            AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time.  Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investors” or by going to www.earnings.com at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call and continue for 30 days.

            This press release contains forward-looking statements.  These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties.  Investors are hereby cautioned that these statements may be affected by important factors, including, but not limited to, the following risks: the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; adverse developments affecting the medical practices of the Company’s physician partners; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues by increasing procedure volume while maintaining its operating margins and profitability at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; adverse weather and other factors beyond the Company’s control that may

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AMSG Reports Second-Quarter Results

July 24, 2012

affect the Company’s surgery centers; adverse impacts on the Company’s business associated with current and future economic conditions; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; uncertainties regarding the impact of the Health Reform Law; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; potential liabilities associated with the Company’s status as a general partner of limited partnerships; liabilities for claims brought against our facilities; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the potential write-off of the impaired portion of intangible assets; potential liability relating to the tax deductibility of goodwill; and other risk factors described in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings with the Securities and Exchange Commission.  Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.

AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States.  At June 30, 2012, AmSurg owned and operated 228 centers.

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AMSG Reports Second-Quarter Results

July 24, 2012

AMSURG CORP.

Unaudited Selected Consolidated Financial and Operating Data

(Dollars in thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
Statement of Earnings Data:	2012	2011	2012	2011

Revenues	$231,581	$187,522	$461,792	$365,248
Operating expenses:
Salaries and benefits	70,957	57,127	143,410	112,380
Supply cost	33,169	23,938	65,386	46,418
Other operating expenses	48,681	40,393	96,090	78,153
Depreciation and amortization	7,463	6,133	14,838	12,046
Total operating expenses	160,270	127,591	319,724	248,997
Equity in earnings of unconsolidated affiliates	316	-	711	-
Operating income	71,627	59,931	142,779	116,251
Interest expense	4,159	3,631	8,428	7,573
Earnings from continuing operations before income taxes	67,468	56,300	134,351	108,678
Income tax expense	11,263	8,899	22,204	17,166
Net earnings from continuing operations	56,205	47,401	112,147	91,512
Discontinued operations:
Earnings (loss) from operations of discontinued interests in surgery centers, net of income tax	-	60	(110)	758
Loss on disposal of discontinued interests in surgery centers, net of income tax	(660)	(1,084)	(1,553)	(1,265)
Net loss from discontinued operations	(660)	(1,024)	(1,663)	(507)
Net earnings	55,545	46,377	110,484	91,005
Less net earnings attributable to noncontrolling interests:
Net earnings from continuing operations	40,009	34,718	80,232	67,224
Net earnings (loss) from discontinued operations	-	29	(60)	458
Total net earnings attributable to noncontrolling interests	40,009	34,747	80,172	67,682
Net earnings attributable to AmSurg Corp. common shareholders	$15,536	$11,630	$30,312	$23,323
Amounts attributable to AmSurg Corp. common shareholders:
Earnings from continuing operations, net of income tax	$16,196	$12,683	$31,915	$24,288
Discontinued operations, net of income tax	(660)	(1,053)	(1,603)	(965)
Net earnings attributable to AmSurg Corp. common shareholders	$15,536	$11,630	$30,312	$23,323

Earnings per share-basic:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$0.53	$0.42	$1.04	$0.80
Net loss from discontinued operations attributable to AmSurg Corp. common shareholders	(0.02)	(0.03)	(0.05)	(0.03)
Net earnings attributable to AmSurg Corp. common shareholders	$0.51	$0.38	$0.99	$0.77

Earnings per share-diluted:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$0.51	$0.40	$1.01	$0.78
Net loss from discontinued operations attributable to AmSurg Corp. common shareholders	(0.02)	(0.03)	(0.05)	(0.03)
Net earnings attributable to AmSurg Corp. common shareholders	$0.49	$0.37	$0.96	$0.75

Weighted average number of shares and share equivalents (000's):
Basic	30,743	30,415	30,681	30,418
Diluted	31,577	31,335	31,489	31,180

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AMSG Reports Second-Quarter Results

July 24, 2012

AMSURG CORP.

Unaudited Selected Consolidated Financial and Operating Data, continued

(Dollars in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
Operating Data:	2012	2011	2012	2011

Continuing centers in operation at end of period (consolidated)	226	206	226	206
Continuing centers in operation at end of period (unconsolidated)	2	-	2	-
Average number of continuing centers in operation (consolidated)	225	206	225	203
New centers added during the period	1	5	2	6
Centers discontinued during the period	-	1	2	2
Centers under development/not opened at end of period	-	1	-	1
Centers under letter of intent at end of period	7	4	7	4
Average revenue per consolidated center	$1,028	$912	$2,054	$1,798
Same center revenues increase	3%	1%	4%	1%
Procedures performed during the period at consolidated centers	385,630	338,331	768,180	656,601
Income tax expense attributable to noncontrolling interests	$210	$175	$422	$304

Reconciliation of net earnings to EBITDA (1):
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$16,196	$12,683	$31,915	$24,288
Add: income tax expense	11,263	8,899	22,204	17,166
Add: interest expense, net	4,159	3,631	8,428	7,573
Add: depreciation and amortization	7,463	6,133	14,838	12,046
EBITDA	$39,081	$31,346	$77,385	$61,073

(1)     EBITDA is defined as earnings before interest, income taxes and depreciation and amortization.  EBITDA should not be considered a measure of financial performance under generally accepted accounting principles.  Items excluded from EBITDA are significant components in understanding and assessing financial performance.  EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and  measure leverage and debt service capacity.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.  Net earnings from continuing operations attributable to AmSurg Corp. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA as defined.

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AMSG Reports Second-Quarter Results

July 24, 2012

AMSURG CORP.

Unaudited Selected Consolidated Financial and Operating Data, continued

(Dollars in thousands)

	June 30,	December 31,
Balance Sheet Data:	2012	2011

Assets

Current assets:
Cash and cash equivalents	$37,649	$40,718
Accounts receivable, net of allowance of $23,009 and $18,844, respectively	90,446	93,454
Supplies inventory	14,741	15,039
Deferred income taxes	2,478	2,129
Prepaid and other current assets	21,813	21,875
Total current assets	167,127	173,215

Property and equipment, net	143,830	144,558
Investments in unconsolidated affiliates and long-term notes receivable	11,851	10,522
Goodwill	1,240,422	1,229,298
Intangible assets, net	16,248	15,425

Total assets	$1,579,478	$1,573,018

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$10,018	$10,800
Accounts payable	17,442	19,746
Current income taxes payable	-	1,796
Accrued salaries and benefits	22,576	22,224
Other accrued liabilities	9,664	9,088
Total current liabilities	59,700	63,654

Long-term debt	409,726	447,963
Deferred income taxes	125,853	114,167
Other long-term liabilities	28,480	28,131
Commitments and contingencies
Noncontrolling interests - redeemable	171,412	170,636
Preferred stock, no par value, 5,000,000 shares authorized, no shares issued or outstanding	-	-

Equity:
Common stock, no par value, 70,000,000 shares authorized, 31,624,480 and 31,283,772 shares outstanding, respectively	174,690	173,187
Retained earnings	473,370	443,058
Total AmSurg Corp. equity	648,060	616,245
Noncontrolling interests - non-redeemable	136,247	132,222
Total equity	784,307	748,467

Total liabilities and equity	$1,579,478	$1,573,018

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AMSG Reports Second-Quarter Results

July 24, 2012

AMSURG CORP.

Unaudited Selected Consolidated Financial and Operating Data, continued

(Dollars in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
Statement of Cash Flow Data:	2012	2011	2012	2011

Cash flows from operating activities:
Net earnings	$55,545	$46,377	$110,484	$91,005
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	7,463	6,133	14,838	12,046
Net (gain) loss on sale of long-lived assets	-	(465)	599	(363)
Share-based compensation	1,620	1,578	3,412	3,171
Excess tax benefit from share-based compensation	(450)	(61)	(529)	(463)
Deferred income taxes	4,666	5,814	13,388	11,460
Equity in earnings of unconsolidated affiliates, net	(316)	-	(711)	-
Increase (decrease) in cash and cash equivalents, net of effects of acquisition and dispositions, due to changes in:
Accounts receivable, net	4,054	(290)	2,935	(1,534)
Supplies inventory	156	141	333	67
Prepaid and other current assets	302	1,144	(331)	2,506
Accounts payable	2,594	(1,590)	901	(3,737)
Accrued expenses and other liabilities	(1,631)	2,666	(2,616)	(1,866)
Other, net	476	298	921	733
Net cash flows provided by operating activities	74,479	61,745	143,624	113,025

Cash flows from investing activities:
Acquisition of interest in surgery centers and related transactions	(115)	(41,979)	(9,972)	(45,674)
Acquisition of property and equipment	(8,523)	(5,959)	(14,569)	(10,303)
Proceeds from the sale of interests in surgery centers	-	3	-	3,369
Net cash flows used in investing activities	(8,638)	(47,935)	(24,541)	(52,608)

Cash flows from financing activities:
Proceeds from long-term borrowings	13,778	57,364	33,378	72,984
Repayment on long-term borrowings	(41,640)	(40,076)	(72,517)	(64,852)
Distributions to noncontrolling interests	(43,750)	(35,497)	(82,759)	(67,360)
Distributions received from unconsolidated affiliates	400	-	400	-
Proceeds from issuance of common stock upon exercise of stock options	4,151	891	6,672	4,628
Repurchase of common stock	(4,396)	-	(7,219)	(6,185)
Capital contributions and ownership transactions by noncontrolling interests	250	675	1,119	698
Excess tax benefit from share-based compensation	450	61	529	463
Financing cost incurred	(1,755)	(1,982)	(1,755)	(1,986)
Net cash flows used in financing activities	(72,512)	(18,564)	(122,152)	(61,610)

Net decrease in cash and cash equivalents	(6,671)	(4,754)	(3,069)	(1,193)
Cash and cash equivalents, beginning of period	44,320	37,708	40,718	34,147
Cash and cash equivalents, end of period	$37,649	$32,954	$37,649	$32,954

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